Exhibit 99.1

Mama’s Creations Reports Fourth Quarter and Fiscal Year 2024 Financial Results

“Catapult” in 4 Cs Strategy Drives 17% Revenue Growth and $6.7 Million in Cash Flow from Operations in Fourth Quarter

EAST RUTHERFORD, NJ – April 24, 2024 – Mama’s Creations, Inc. (Nasdaq: MAMA), a leading national marketer and manufacturer of fresh deli prepared foods, has reported its financial results for fourth quarter and fiscal year ended January 31, 2024.

Financial Summary:

	Three Months Ended Jan. 31,			Fiscal Year Ended Jan. 31,
$ in millions	2024	2023	% Increase	2024	2023	% Increase
Revenues	$26.7	$22.8	17%	$103.3	$93.2	11%
Gross Profit	$7.8	$6.4	22%	$30.3	$19.4	56%
Operating Expenses	$5.9	$4.5	29%	$21.4	$16.6	29%
Net Income*	$1.4	$1.8	(24)%	$6.5	$2.3	184%
Earnings per Share (Diluted)	$0.04	$0.06	(33)%	$0.17	$0.06	183%
Adj. EBITDA (non-GAAP)	$2.9	$2.4	22%	$11.7	$4.5	161%

*Fourth quarter FY2023 (prior year) was impacted by a one-time book-to-tax adjustment that improved net income by approx. $0.5 million.

Key Fourth Quarter Fiscal 2024 & Subsequent Operational Highlights:

●	Participated and exhibited at leading industry trade shows including the 2024 UNFI Natural and Conventional Spring and Summer Shows in San Diego and Orlando, NATSO Connect 2024, and DOT Innovations 2024 – in addition to hosting the first-ever Broker Summit at the Company’s headquarters.
●	Launched popular MamaMancini’s retail products for delivery throughout the continental United States through the Company’s first direct-to-consumer e-commerce platform as well as on Amazon.com.
●	Appointed veteran finance leader Lynn L. Blake to Board of Directors and as Chair of the Audit Committee, bringing over 30 years of financial leadership and public market experience.
●	Invited to present at leading investor conferences nationally, including the 36th Annual ROTH Conference, LD Micro Invitational, 14th Annual Craig-Hallum Alpha Select Conference, and 12th Annual ROTH Deer Valley Conference – in addition to hosting a 2nd annual investor day at the Company’s headquarters.
●	Cash and cash equivalents as of January 31, 2024 increased to $11.0 million, as compared to $4.4 million as of January 31, 2023. The increase was driven by $11.6 million in cash flow from operations in fiscal 2024, $6.7 million of which was generated in the fourth quarter, and $3.3 million of which was used to pay down the Company’s debt.

Management Commentary

“Fiscal 2024 was a transformational year, culminating in double-digit revenue growth and year-over-year expansion of our gross margin profile by 850 basis points to 29.4%, and net income by 184% to $6.5 million,” said Adam L. Michaels, Chairman and CEO of Mama’s Creations. “For the fourth quarter, revenue increased 17% to $26.7 million, driven by strong operational execution and continued focus on our 4 Cs, Cost, Controls, Culture – and now, Catapult! We continue to fortify our balance sheet to support near-term growth expectations and infrastructure investments, growing our cash position to $11.0 million, further supported by our untapped line of credit and a strong relationship with our commercial bank M&T. With strong market tailwinds in volume as well as dollars in the deli section, and a robust foundation, we continue to expect strong, profitable growth in the quarters ahead.

“The improvement in our gross margin profile was driven by operational efficiency improvements across the organization, made possible by getting the small things right, with long-term opportunities to unlock a several hundred basis point improvement through strategic CapEx investments. These investments will position us to invest surplus gross margin, beyond our goal in the high 20% range, into more and higher ROI trade promotion – from a low single digit percent of revenue today toward our long-term goal of 10%. This will ultimately serve as the rocket fuel for the next leg in our revenue growth trajectory.

“On the marketing front, we are enhancing our industry presence with record attendance at six of the leading, highest impact trade shows in the industry. Our investments in high-impact marketing activities, such as our recent programming with Z100 radio, social media “Year of Meatballs” National Meatball Day promotion, as well as multiple marketing programs with key strategic customers including Sam’s Club and BJs, have the potential to drive meaningful change in brand awareness both at the industry and consumer level.

“Looking ahead, there is a compelling and growing opportunity in the deli space as consumer preferences shift toward fresh, deli-prepared foods. We have several levers available to drive growth – from new SKUs in existing customers, to new tier-1 customers and continued investments in marketing & trade promotion to increase velocities of existing in-store items. These tailwinds, when paired with a robust landscape of attractively priced M&A opportunities, gives us confidence that MAMA has the potential to serve as a consolidator in the fragmented prepared foods market and emerge as a leading one-stop-shop deli solution nationally.”

Fourth Quarter Fiscal 2024 Financial Results

Revenue for the fourth quarter of fiscal 2024 increased 17% to $26.7 million, as compared to $22.8 million in the same year-ago quarter. Revenue for fiscal 2024 increased 11% to $103.3 million, as compared to $93.2 million in the prior year. The increase was largely attributable to volume gains driven by same-customer cross-selling, increased sales velocities driven by high ROI trade and marketing programming, and the acquisition of new customers.

Gross profit increased 22% to $7.8 million, or 29.3% of total revenues, in the fourth quarter of fiscal 2024, as compared to $6.4 million, or 28.2% of total revenues, in the same year-ago quarter. Gross profit increased 56% to $30.3 million, or 29.4% of total revenues, in fiscal 2024, as compared to $19.4 million, or 20.8% of total revenues, in the prior year. The increase in gross margin was primarily attributable to successful pricing actions, the normalization of commodity costs and improvements in procurement, manufacturing and logistics efficiencies.

Operating expenses totaled $5.9 million in the fourth quarter of fiscal 2024, as compared to $4.5 million in the same year-ago quarter. As a percentage of sales, operating expenses increased in the fourth quarter of 2024 to 21.9% from 19.9%. Operating expenses totaled $21.4 million in fiscal 2024, as compared to $16.6 million in fiscal 2023. As a percentage of sales, operating expenses increased in fiscal 2024 to 20.8% of sales, as compared to 17.8% in the prior year. Operating expenses as a percentage of sales increased due to the addition of several key hires – who brought new and differentiated capabilities to the organization – as well as increased non-cash expenses including depreciation, amortization and stock compensation expense.

Net income for the fourth quarter of fiscal 2024 totaled $1.4 million, or $0.04 per diluted share, as compared to net income of $1.8 million, or $0.06 per diluted share, in the same year-ago quarter. Net income for fiscal 2024 totaled $6.5 million, or $0.17 per diluted share, as compared to net income of $2.3 million, or $0.06 per diluted share, in the prior year. Fourth quarter net income totaled 5.3% of revenue, in-line with management expectations in the mid-single-digit range. The fourth quarter of fiscal 2023 (prior year) was positively impacted by a one-time book-to-tax adjustment that improved net income by approximately $0.5 million. Historical net operating losses have now been fully utilized to offset taxes, and thus the Company is now recognizing tax expense on net income.

Adjusted EBITDA, a non-GAAP measure, increased 22% to $2.9 million for the fourth quarter of fiscal 2024, as compared to $2.4 million in the same year-ago quarter. Adjusted EBITDA increased to $11.7 million in fiscal 2024, as compared to $4.5 million in the prior year.

Cash and cash equivalents as of January 31, 2024 increased to $11.0 million, as compared to $4.4 million as of January 31, 2023. The increase in cash and cash equivalents was driven by $11.6 million in cash flow from operations in fiscal 2024, $6.7 million of which was generated in the fourth quarter, and $3.3 million of which was used to pay down the Company’s debt. As of January 31, 2024 total debt stood at $8.7 million.

Conference Call

Management will host an investor conference call at 4:30 p.m. Eastern time on Wednesday, April 24, 2024 to discuss the Company’s fourth quarter and fiscal year 2024 financial results, provide a corporate update, and conclude with Q&A from telephone participants. To participate, please use the following information:

Q4 FY2024 Earnings Conference Call

Date: Wednesday, April 24, 2024

Time: 4:30 p.m. Eastern time

U.S. Dial-in: 1-877-451-6152

International Dial-in: 1-201-389-0879

Conference ID: 13745400

Webcast: MAMA Q4 FY2024 Earnings Conference Call

Please join at least five minutes before the start of the call to ensure timely participation.

A playback of the call will be available through Friday, May 24, 2024. To listen, please call 1-844-512-2921 within the United States and Canada or 1-412-317-6671 when calling internationally, using replay pin number 13745400. A webcast replay will also be available using the webcast link above.

About Mama’s Creations, Inc.

Mama’s Creations, Inc. (NASDAQ: MAMA) is a leading marketer and manufacturer of fresh deli prepared foods, found in over 8,000 grocery, mass, club and convenience stores nationally. The Company’s broad product portfolio, born from MamaMancini’s rich history in Italian foods, now consists of a variety of high quality, fresh, clean and easy to prepare foods to address the needs of both our consumers and retailers. Our vision is to become a one-stop-shop deli solutions platform, leveraging vertical integration and a diverse family of brands to offer a wide array of prepared foods to meet the changing demands of the modern consumer. For more information, please visit https://mamascreations.com.

Use of Non-GAAP Financial Measures

This press release includes the following non-GAAP measure – adjusted EBITDA, which is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of financial performance. Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization adjusted for stock-based compensation. The company believes this non-GAAP measure, when considered together with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to the company’s results of operations. However, this non-GAAP measure has significant limitations in that it does not reflect all the costs and other items associated with the operation of the company’s business as determined in accordance with GAAP. In addition, the company’s non-GAAP measures may be calculated differently and are therefore not comparable to similar measures by other companies. Therefore, investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. A reconciliation of Adjusted EBITDA to net income, its corresponding GAAP measure, is shown below.

US-GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION
(Unaudited)

(in thousands)

	THREE MONTHS ENDED		Fiscal Year Ended
	January 31,		January 31,
	2024	2023	2024	2023
Net income available to common stockholders	$1,408	$1,823	$6,512	$2,270
Depreciation	276	242	1,043	920
Amortization of debt discount	5	12	22	22
Amortization of right of use assets	24	5	8	17
Amortization of intangibles	388	115	1,080	482
Taxes	486	-97	2,008	9
Interest, net	66	187	549	634
Stock-based compensation	216	74	436	110
Adjusted EBITDA (Non-GAAP)	$2,869	$2,361	$11,658	$4,464

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in the Company’s 10-K for the fiscal year ended January 31, 2023 and other filings made by the Company with the Securities and Exchange Commission.

Investor Relations Contact:

Lucas A. Zimmerman

Managing Director

MZ Group - MZ North America

(949) 259-4987

MAMA@mzgroup.us

www.mzgroup.us

Mama’s Creations, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	January 31, 2024	January 31, 2023

Assets:

Current Assets:
Cash and cash equivalents	$11,022	$4,378
Accounts receivable, net	7,859	6,832
Inventories, net	3,310	3,636
Prepaid expenses and other current assets	1,375	828
Total current assets	23,566	15,674

Property, plant, and equipment, net	4,436	3,423
Intangibles, net	4,979	1,503
Goodwill	8,633	8,633
Operating lease right of use assets, net	2,889	3,237
Deferred tax asset	503	718
Equity method investment	—	1,343
Security Deposits	95	54
Total Assets	$45,101	$34,585

Liabilities and Stockholders’ Equity:

Liabilities:
Current Liabilities:
Accounts payable and accrued expenses	$12,425	$9,063
Term loan, net of debt discount of $38 and $60, respectively	1,514	1,492
Operating leases liability	434	392
Finance leases payable	367	182
Promissory notes – related parties	1,950	750
Total current liabilities	16,690	$11,879

Line of credit	—	$890
Operating leases liability – net of current	2,515	2,897
Finance leases payable – net of current	1,062	249
Promissory notes – related parties, net of current	2,250	1,500
Term loan – net of current	3,003	4,655
Total long-term liabilities	8,830	10,191

Total Liabilities	25,520	22,070

Commitments and contingencies (Note 9)

Stockholders’ Equity:
Series A Preferred stock, $0.00001 par value; 120,000 shares authorized; 23,400 issued as of January 31, 2024 and January 31, 2023, 0 shares outstanding as of January 31, 2024 and January 31, 2023	-	-
Series B Preferred stock, $0.00001 par value; 200,000 shares authorized; 54,600 and 0 issued and outstanding as of January 31, 2024 and January 31, 2023	-	-
Preferred stock, $0.00001 par value; 19,680,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.00001 par value; 250,000,000 shares authorized; 37,488,239 and 36,317,857 shares issued as of January 31, 2024 and January 31, 2023, respectively, 37,258,239 and 36,087,857 shares outstanding as of January 31, 2024 and January 31, 2023, respectively	—	—
Additional paid in capital	23,278	22,724
Accumulated deficit	(3,547)	(10,059)
Less: Treasury stock, 230,000 shares at cost	(150)	(150)
Total Stockholders’ Equity	19,581	12,515
Total Liabilities and Stockholders’ Equity	$45,101	$34,585

Mama’s Creations, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	For the Years Ended		For the three months ended
	January 31,		January 31,
	2024	2023	2024	2023

Sales-net of slotting fees and discounts	$103,284	$93,188	$26,725	$22,817

Costs of sales	72,951	73,770	18,904	16,385

Gross profit	30,333	19,418	7,821	6,432

Operating expenses:
Research and development	414	135	124	42
Selling, general and administrative	21,029	16,460	5,732	4,496
Total operating expenses	21,443	16,595	5,856	4,538

Income from operations	8,890	2,823	1,965	1,894

Other income (expenses)
Interest	(549)	(634)	(66)	(187)
Amortization of debt discount	(22)	(22)	(5)	(12)
Other income	27	3	0	0
Total other expenses	(544)	(653)	(71)	(199)

Net income before income tax provision and income from equity method investment	8,346	2,170	1,894	1,695

Income from equity method investment	223	143	0	53
Income tax provision	(2,008)	(9)	(486)	97

Net income	6,561	2,304	1,408	1,845

Less: series B preferred dividends	(49)	(34)	0	(22)

Net income available to common stockholders	6,512	2,270	1,408	1,823

Mama’s Creations, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended January 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,561	$2,304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,043	920
Provision for credit losses	(140)	233
Amortization of debt discount	22	22
Amortization of right of use assets	348	360
Amortization of intangibles	1,080	482
Stock-based compensation	436	110
Allowance for obsolete inventory	63	—
Change in deferred tax asset	215	(269)
Income from equity method investment	(223)	(143)
Changes in operating assets and liabilities:
Accounts receivable	2,392	563
Inventories	263	(745)
Prepaid expenses	(540)	(174)
Security deposits	(35)	(2)
Accounts payable and accrued expenses	476	2,191
Operating lease liability	(340)	(343)
Net Cash Provided by Operating Activities	11,621	5,509

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for fixed assets	(786)	(593)
Cash paid for acquisition/investment in Chef Inspirational Foods, LLC, net	(646)	(500)

Net Cash (Used in) Investing Activities	(1,432)	(1,093)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from series b preferred stock offering	—	1,365
Payment of stock offering costs	—	(66)
Cash paid for financing fees	—	(27)
Repayment of term loan	(1,652)	(1,293)
(Repayment) borrowings of line of credit, net	(890)	125
Repayment of term loan - related party	(750)	(750)
Repayment of finance lease obligations	(272)	(235)
Payment of Series B Preferred dividends	(49)	(34)
Proceeds from exercise of options	68	26
Net Cash (Used in) Financing Activities	(3,545)	(889)

Net Increase in Cash	6,644	3,527

Cash and cash equivalents - Beginning of Period	4,378	851

Cash and cash equivalents - End of Period	$11,022	$4,378

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Income taxes	$1,620	$32
Interest	$654	$634

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Finance lease asset additions	$1,270	$72
Related party loan to finance acquisition	$2,700	$—
Non-cash consideration paid in common stock for equity method investment	$—	$700
Non-cash deposits on prepaid additions	$—	$385
Settlement of liability in common stock	$50	$-

See accompanying notes to the condensed consolidated financial statements.